THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

March 26, 2013

United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington D.C. 20549

Re: Asia Interactive Media Inc.

Dear Sirs/Madams:

The undersigned Thomas J. Harris CPA previously acted as independent accountants to audit the consolidated financial statements of Asia Interactive Media Inc. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Asia Interactive Media Inc.’s statements included under Item 4 of its Form 8-K dated March 26, 2013, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ Thomas J. Harris
Thomas J. Harris